Filed Pursuant to Rule 433
Registration No. 333-180289
June 20, 2012
FREE WRITING PROSPECTUS
(To Prospectus dated March 22, 2012,
Prospectus Supplement dated March 22, 2012,
and Stock-Linked Underlying Supplement dated March 22, 2012)

Structured Investments	HSBC USA Inc. $ Capped Knock-Out Buffer Notes Linked to the common stock of Apple Inc. due July 9, 2013 (the “Notes”)

General

•	Terms used in this free writing prospectus are described or defined herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes offered will have the terms described in the Stock-Linked Underlying Supplement, prospectus supplement and prospectus as supplemented by this free writing prospectus. The Notes are not principal protected, and you may lose up to 100.00% of your initial investment. The Notes will not bear interest.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to a single Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the related Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing July 9, 2013.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, the terms set forth below will supersede.

Key Terms
Issuer:	HSBC USA Inc.
Issuer Rating:	A+ (S&P), A1 (Moody’s), AA (Fitch)*
Reference Asset:	The common stock of the Reference Asset Issuer.
Reference Asset Issuer:	Apple Inc. (“AAPL”)
Knock-Out Event:	A Knock-Out Event occurs if on the Final Valuation Date the Official Closing Price has decreased, as compared to the Initial Price, by a percentage that is more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	20.00%
Contingent Minimum Return:	10.00%
Maximum Cap:	25.00%
Principal Amount:	$1,000 per Note.
Trade Date:	June 20. 2012
Pricing Date:	June 20. 2012
Original Issue Date:	June 25, 2012
Final Valuation Date:	July 3, 2013, subject to adjustment as described herein and in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date and is expected to be July 9, 2013. The Maturity Date is subject to further adjustment as described under “Additional Note Terms — Market Disruption Events” in the accompanying Stock-Linked Underlying Supplement.
Payment at Maturity:	If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will be calculated as follows:
$1,000 + ($1,000 × Reference Return)
If a Knock-Out Event has occurred, you will lose some or all of your investment. This means that if the Reference Return is -100.00%, you will lose your entire investment.
If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return and the Maximum Cap. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Principal Amount of Notes, will equal the lesser of (A) $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Reference Return and (ii) the Contingent Minimum Return, and (B) $1,000 plus the product of (a) $1,000 multiplied by (b) the Maximum Cap. For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	The Official Closing Price of the Reference Asset as determined by the Calculation Agent on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Official Closing Price:	The Official Closing Price of the Reference Asset will be the relevant official price of one share of the Reference Asset on the relevant exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If the Reference Asset is not listed or traded as described above for any reason other than a market disruption event (as defined below), the Official Closing Price on any scheduled trading day will be the average, as determined by the Calculation Agent, of the bid prices for one share of the Reference Asset obtained from as many dealers in the Reference Asset selected by the Calculation Agent as will make those bid prices available to the Calculation Agent. The number of dealers need not exceed three and may include the Calculation Agent or any of its or our affiliates. The Official Closing Price may be adjusted as described under “Adjustments” below by the Calculation Agent.
CUSIP/ISIN:	4042K1U35 /
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not indicative of the market risk associated with the Notes or the Reference Asset nor is it a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 3 of this document and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates are purchasing the Notes for resale. JPMorgan Chase Bank N.A. may purchase the Notes on behalf of certain fiduciary accounts. J.P. Morgan Securities LLC, certain of its registered broker-dealer affiliates and JPMorgan Chase Bank N.A. will not receive fees from us for sales to fiduciary accounts.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$10.00	$990.00
Total	$	$	$

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $990.00 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

June 20, 2012

Additional Terms Specific to the Notes

This free writing prospectus relates to a single Note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the Note offering relates only to a single Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Stock-Linked Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 3 of this free writing prospectus and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	the Stock-Linked Underlying Supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm
•	the prospectus supplement at http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
•	the prospectus at http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Reference Asset at maturity up to the Maximum Cap on the Notes of 25.00%, or a maximum Payment at Maturity of $1,250.00 for every $1,000 Principal Amount of Notes. If a Knock-Out Event has not occurred, in addition to the Principal Amount, you will receive at maturity at least the Contingent Minimum Return of 10.00% on the Notes, or a minimum Payment at Maturity of $1,100.00 for every $1,000 Principal Amount of Notes. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	THE CONTINGENT MINIMUM RETURN APPLIES ONLY IF A KNOCK-OUT EVENT HAS NOT OCCURRED — If a Knock-Out Event has not occurred, you will receive at least the Principal Amount and the Contingent Minimum Return at maturity even if the Final Price is below the Initial Price. If a Knock-Out Event has occurred, you will lose 1.00% of your Principal Amount for every 1.00% that the Final Price is less than the Initial Price. If a Knock-Out Event has occurred and the Reference Return is -100.00%, you will lose your entire investment.
•	TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid forward or other executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat a Note as a pre-paid forward or other executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a “United States real property holding corporation,” within the meaning of Section 897 of the Code.  In the event that the Reference Asset Issuer were treated as a United States real property holding corporation, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC or other authorities by the Reference Asset Issuer and consult your tax advisor regarding the possible consequences to you, if any, in the event that the Reference Asset Issuer is or becomes a United States real property holding corporation.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Stock-Linked Underlying Supplement and prospectus supplement.

•	SUITABILITY OF NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset, subject to the Maximum Cap, and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Reference Return is positive or negative. If on the Final Valuation Date the Official Closing Price has declined, as compared to the Initial Price, by more than the Knock-Out Buffer Amount of 20.00%, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM CAP — If on the Final Valuation Date the Official Closing Price has increased, as compared to the Initial Price, for each $1,000 Principal Amount of Notes you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Cap of 25.00% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Cap. You will not receive a return on the Notes greater than the Maximum Cap.
•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.
•	YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE ON THE FINAL VALUATION DATE — If on the Final Valuation Date the Official Closing Price has decreased, as compared to the Initial Price, by more than the Knock-Out Buffer Amount of 20.00%, you will be fully exposed to any decline in the Reference Asset and will not be entitled to receive the benefit provided by the Contingent Minimum Return on the Notes. Under these circumstances, if the Final Price is less than the Initial Price, you will lose 1.00% of the Principal Amount of your investment for every 1.00% decrease in the Final Price as compared to the Initial Price. As a result, you may lose some or all of your investment. Your return on the Notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.
•	Potentially Inconsistent Research, Opinions or Recommendations by HSBC and JPMorgan — HSBC, JPMorgan, or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Reference Asset, and therefore, the market value of the Notes.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•	There is limited anti-dilution protection — The Calculation Agent will adjust the Official Closing Price, for certain events affecting the shares of the Reference Asset, such as stock splits and corporate actions which may affect the Payment at Maturity. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Asset. If an event occurs that does not require the Calculation Agent to adjust the amount of the shares of the Reference Asset, the market price of the relevant Notes and the Payment at Maturity may be materially and adversely affected. See the “Adjustments” below for additional information.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have. In addition, the Reference Asset Issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Asset and the Notes.
•	WE ARE NOT AFFILIATED WITH THE REFERENCE STOCK ISSUER— We are not affiliated with the Reference Asset Issuer. We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Asset contained in this free writing prospectus. You should make your own investigation into the Reference Asset and the Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	In some circumstances, the payment you receive on the Notes may be partially based on the common stock of a company other than the reference asset— Following certain corporate events relating to the Reference Asset Issuer where such issuer is not the surviving entity, your Payment at Maturity may be based on the common stock of a successor to the respective Reference Asset Issuer or any cash or any other assets distributed to holders of the Reference Asset in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see “Reorganization Events” below.
•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.
•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of the Reference Asset and the value of the Notes.
•	The Notes are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Official Closing Price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the expected volatility of the Reference Asset;
•	the time to maturity of the Notes;
•	whether a Knock-Out Event has occurred;
•	the dividend rate on the Reference Asset;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity, per $1,000 Principal Amount of Notes, to $1,000. The hypothetical total returns set forth below reflect the Knock-Out Buffer Amount of 20.00%, the Contingent Minimum Return on the Notes of 10.00% and the Maximum Cap of 25.00% and assume an Initial Price of $587.41. The actual Initial Price will be determined on the Pricing Date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Total Return
		Knock Out Event Has Not Occurred(1)	Knock Out Event Has Occurred(2)
$1,174.82	100.00%	25.00%	N/A
$1,057.34	80.00%	25.00%	N/A
$939.86	60.00%	25.00%	N/A
$881.12	50.00%	25.00%	N/A
$822.37	40.00%	25.00%	N/A
$763.63	30.00%	25.00%	N/A
$734.26	25.00%	25.00%	N/A
$704.89	20.00%	20.00%	N/A
$675.52	15.00%	15.00%	N/A
$646.15	10.00%	10.00%	N/A
$616.78	5.00%	10.00%	N/A
$602.10	2.50%	10.00%	N/A
$587.41	0.00%	10.00%	N/A
$558.04	-5.00%	10.00%	N/A
$528.67	-10.00%	10.00%	N/A
$499.30	-15.00%	10.00%	N/A
$469.93	-20.00%	10.00%	N/A
$440.56	-25.00%	N/A	-25.00%
$411.19	-30.00%	N/A	-30.00%
$352.45	-40.00%	N/A	-40.00%
$234.96	-60.00%	N/A	-60.00%
$117.48	-80.00%	N/A	-80.00%
$0.00	-100.00%	N/A	-100.00%
(1)	The Final Price has not declined, as compared to the Initial Price, by a percentage that is more than 20.00%.
(2)	The Final Price has declined, as compared to the Initial Price, by a percentage that is more than 20.00%.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred and the price of the Reference Asset decreases from the Initial Price of $587.41 to a Final Price of $558.04. Because a Knock-Out Event has not occurred and the Reference Return of -5.00% is less than the Contingent Minimum Return of 10.00%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,100.00 per $1,000 Principal Amount of Notes.

Example 2: A Knock-Out Event has not occurred and the price of the Reference Asset increases from the Initial Price of $587.41 to a Final Price of $675.52. Because a Knock-Out Event has not occurred and the Reference Return of 15.00% is greater than the Contingent Minimum Return of 10.00% but less than the Maximum Cap of 25.00%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 15.00%) = $1,150.00

Example 3: A Knock-Out Event has not occurred, and the price of the Reference Asset increases from the Initial Price of $587.41 to a Final Price of $939.86. Because a Knock-Out Event has not occurred and the Reference Return of 60.00% is greater than the Maximum Cap of 25.00%, the investor is subject to the Maximum Cap and receives a Payment at Maturity of $1,250.00 per $1,000 Principal Amount of Notes.

Example 4: A Knock-Out Event has occurred and the price of the Reference Asset decreases from the Initial Price of $587.41 to a Final Price of $352.45. Because a Knock-Out Event has occurred and the Reference Return is -40.00%, the investor is exposed to the negative performance of the Reference Asset and receives a Payment at Maturity of $600.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -40.00%) = $600.00

Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the Reference Asset. All disclosure contained in this free writing prospectus regarding the Reference Asset is derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset contained in this free writing prospectus. You should make your own investigation into the Reference Asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

Reference Asset Issuer and Reference Asset Information

The Notes have not been passed on by the Reference Asset Issuer as to their legality or suitability. The Notes are not issued by and are not financial or legal obligations of the Reference Asset Issuer. The Reference Asset Issuer makes no warranties and bears no liabilities with respect to the Notes. This free writing prospectus relates only to the Notes offered and does not relate to any security of the Reference Asset Issuer.

All information on the Reference Asset and the Reference Asset Issuer is derived from publicly available information. Companies with securities registered under the Securities Exchange Act of 1934 (the ”Exchange Act”) are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the Reference Asset Issuer can be located by reference to the SEC file number specified in the description of the Reference Asset below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the Reference Asset Issuer with the SEC. In connection with the Notes, neither we nor the agent has participated in the preparation of the above-described documents or made any due diligence inquiry with respect to the Reference Asset Issuer. Neither we nor any affiliate makes any representation that such publicly available documents or any other publicly available information regarding the Reference Asset Issuer is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described herein) that would affect the trading level or price of The Reference Asset (and therefore the price of the Reference Asset at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Reference Asset Issuer could affect the value received at maturity with respect to the Notes and therefore the price of the Notes.

Apple Inc. (AAPL)

Description of Apple Inc.

Apple Inc. has stated in its filings with the SEC that it designs, manufactures and markets a personal computers, mobile communication and media devices, and portable digital music players, and sells related software, services, peripherals, networking solutions and third-party digital content and applications.  Information filed by Apple Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-10030 or its CIK Code: 0000320193. The common stock of Apple Inc. is listed on the New York Stock Exchange under ticker symbol “AAPL”.

Historical Performance of Apple Inc.

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Asset for each quarter in the period from January 2, 2007 through June 19, 2012. We obtained the closing levels below from Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Asset should not be taken as an indication of future performance of the Reference Asset.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 30, 2007	$97.80	$81.90	$92.91
June 29, 2007	$127.60	$89.60	$122.04
September 28, 2007	$155.00	$111.62	$153.54
December 31, 2007	$202.96	$150.64	$198.08
March 31, 2008	$200.20	$115.44	$143.50
June 30, 2008	$192.24	$144.54	$167.44
September 30, 2008	$180.91	$100.61	$113.66
December 31, 2008	$116.40	$79.16	$85.35
March 31, 2009	$109.90	$78.20	$105.12
June 30, 2009	$146.40	$103.90	$142.43
September 30, 2009	$188.89	$134.42	$185.37
December 31, 2009	$213.94	$180.76	$210.86
March 31, 2010	$237.48	$190.26	$234.93
June 30, 2010	$279.00	$199.35	$251.53
September 30, 2010	$294.73	$235.56	$283.75
December 31, 2010	$326.65	$277.77	$322.56
March 31, 2011	$364.90	$324.88	$348.45
June 30, 2011	$355.00	$310.65	$335.67
September 30, 2011	$422.85	$334.22	$381.18
December 30, 2011	$426.69	$354.27	$405.00
March 30, 2012	$621.42	$409.00	$599.47
June 19, 2012	$644.00	$528.69	$587.41

* As of the date of this free writing prospectus available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through June 19, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of Apple Inc.’s common stock from April 9, 2007 through June 19, 2012, based on information from Bloomberg Professional® service. The Official Closing Price of the Reference Asset on June 19, 2012 was $587.41. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Historical Performance of Apple Inc.

Source: Bloomberg Professional® service

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Price. If a market disruption event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will then be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities —— Events of Default” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will act as placement agent for the Notes and will receive a fee that will not exceed $10.00 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

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